EXHIBIT 99.01

Chegg Appoints Renee Budig to Board of Directors
CFO of CBS Interactive Replaces Barry McCarthy as Chair of
Chegg’s Audit Committee

SANTA CLARA, Calif., Nov. 17, 2015 - Chegg, The Student Hub, today announced the appointment of Renee Budig to Chegg Inc.’s board of directors, effective November 14th of this year. Ms. Budig replaces Barry McCarthy on Chegg’s Board of Directors and as the Chair of its Audit Committee.

“We are pleased to add Ms. Budig’s talents, financial acumen and perspectives to our board,” said Dan Rosensweig, CEO and Chairman of Chegg. “Renee has a real passion for education, an impressive track record of scaling growth in both established and emerging companies, and we look forward to her contributions as we continue to grow the Chegg brand.”

Ms. Budig brings extensive financial operations experience as CBS Interactive’s Executive Vice President and Chief Financial Officer. Prior to her time at CBS, Ms. Budig served as Chief Financial Officer of Hightail (formerly branded YouSendIt), and an executive-level role at Netflix.

Ms. Budig was recognized by the San Jose Business Journal as CFO of the Year for Venture-Backed Companies in 2011 and was also named to the esteemed list of Silicon Valley Women of Influence. Ms. Budig graduated from the University of California, Berkeley, where she earned a Bachelor of Science degree in Business Administration. She is also a Certified Public Accountant.

For more information please contact press@chegg.com

About Chegg
Chegg puts students first. As the leading student-first connected learning platform, the company makes higher education more affordable, more accessible, and more successful for students. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.